Exhibit 21(a)

Ethan Allen Interiors Inc.

Wholly-Owned Subsidiaries
as of September 8, 2004

Ethan Allen Inc.
Baumritter Corporation
EA-DV, Inc.
Ethan Allen Carriage House, Inc.
Ethan Allen.com, Inc.
Ethan Allen Manufacturing Corporation
Ethan Allen Marketing Corporation
Ethan Allen Services, Inc.
KEA International, Inc.
Lake Avenue Associates, Inc.
Manor House, Inc.
Northeast Consolidated, Inc.
Riverside Water Works, Inc.
Ethan Allen (Canada) Inc.
Ethan Allen (UK) Limited
Ethan Allen Foreign Services, Inc.